Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Armco Metals Holdings, Inc.

We hereby consent to the incorporation by reference by Armco Metals Holdings, Inc. (the “Company”) in the Registration Statement on Form S-8 of our report dated March 29, 2013 on the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

December 24, 2014

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